EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE For more information contact:
Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

DAVE & BUSTER’S, INC. ANNOUNCES MORE THAN 100 PERCENT INCREASE
IN FOURTH QUARTER NET INCOME

DALLAS (April 7, 2004) - Dave & Buster’s Inc. (NYSE: DAB), a leading operator of upscale restaurant/entertainment complexes, today announced its results for the fourth quarter and fiscal year ended February 1, 2004.

Total revenue for the quarter increased 0.2 percent, or $0.2 million, to $100.0 million from $99.8 million in the prior year’s comparable quarter. Food and beverage revenue increased 0.2 percent and amusement and other revenue increased 0.2 percent. Revenue from comparable stores decreased 2.0 percent over last year’s fourth quarter. Special event revenue, on a comparable store basis, was 22.4 percent of total revenue compared to 20.3 percent of total revenue last year. Operating income for the period increased 77.4 percent to $11.9 million compared to $6.7 million last year. Net income for the quarter rose 119.6 percent to $7.0 million, or $0.46 per diluted share, compared to $3.2 million, or $0.24 per diluted share, in the prior year’s fourth quarter. Consensus earnings estimates for the quarter were $0.41 per diluted share.

For the fiscal year ended February 1, 2004, total revenue was $362.8 million compared to $373.8 million last year, a 2.9 percent decline. Amusement and other revenue was down 5.5 percent, while food and beverage revenue declined only 50 basis points for the fiscal year. Revenue from comparable stores decreased 4.7 percent over last year. Special event revenue, on a comparable store basis, was 15.5 percent of total revenue for the fiscal year compared to 13.6 percent of total revenue last year. Operating income improved 54.6 percent to $23.6 million compared to $15.2 million in the prior year. Net income was $11.0 million, or $0.80 per diluted share, compared to a net loss of $(1.7) million, or $(0.13) per diluted share, in the prior year. Consensus earnings estimates for the year were $0.76 per diluted share. The Company applied the new standards in accounting for goodwill and other intangible assets during the first quarter of fiscal 2002, which resulted in a one-time charge of $7.1 million, or $0.53 per diluted share. Without the effect of the accounting change, net income last year was $5.3 million, or $0.40 per diluted share. One-time charges during the current fiscal year for costs related to our efficiency studies and our proxy contest were $0.8 million, or $0.04 per diluted share. Last year, one-time charges related to a proposed merger were $1.3 million, or $0.06 per diluted share. Without these one-time charges, operating income for the current fiscal year would have increased 47.3 percent to $24.4 million, compared to $16.5 million in the prior year. Net income before the cumulative effect of a change in accounting principle, would have increased 85.6 percent to $11.5 million, or $0.83 per diluted share, compared to $6.2 million, or $0.46 per diluted share.

“We are pleased with the progress made during fiscal 2003 in our efforts to improve the profitability of the Company,” stated Buster Corley, the Company’s CEO. “A year over year doubling of earnings is a source of pride for the entire D&B team.”

“Amusement revenue on a comparable store basis declined 2.8 percent in the fourth quarter, compared to a decline of 7.4 percent for the year,” said Dave Corriveau, the Company’s President. “We believe that we have begun to see results from our capital expenditures of more than $9 million on new games and other improvements for our Midways.”

“Earnings improved each quarter during the year compared to the same periods last year, despite the softness in revenue,” commented W. C. Hammett, the Company’s CFO. “We also continued to strengthen our balance sheet and reduced long-term debt by $14.3 million at year end.”

The Company will hold a conference call on Wednesday, April 7, at 10:30 a.m. CDT. Interested parties may listen to the call over the Internet through Dave & Buster’s Web site, www.daveandbusters.com. To listen to the live call, please access the Web site at least fifteen minutes before the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the Web site shortly after the call. The archived call will be available for two weeks.

Celebrating over 21 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading upscale, restaurant/entertainment concepts with 33 locations throughout the United States and Canada.

“Safe Harbor” Statements Under the Private Securities Litigation Reform Act of 1995

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “projects,” “believes,” “intends,” “should,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 1, 2004	February 2, 2003
ASSETS
Current assets
Cash and cash equivalents	$3,897	$2,530
Other current assets	31,460	30,819

Total current assets	35,357	33,349
Property and equipment, net	247,161	249,451
Other assets and deferred charges	13,371	8,412

	$295,889	$291,212

LIABILITIES AND STOCKHOLDERS EQUITY
Total current liabilities	$35,577	$37,580
Other long-term liabilities	27,222	24,536
Long-term debt	50,201	59,494
Stockholders’ equity
Common stock	133	132
Paid in capital	118,678	116,678
Restricted stock awards	905	608
Retained earnings	65,019	54,030

	184,735	171,448
Less: Treasury stock	(1,846)	(1,846)

Total stockholders’ equity	182,889	169,602

	$295,889	$291,212

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	February 1, 2004		February 2, 2003
Food and beverage revenues	$54,157	54.1%	$54,033	54.1%
Amusement and other revenues	45,887	45.9%	45,777	45.9%

Total revenues	100,044	100.0%	99,810	100.0%
Cost of revenues	19,025	19.0%	18,338	18.4%
Operating payroll and benefits	26,706	26.7%	28,731	28.8%
Other store operating expenses	27,719	27.7%	32,292	32.4%
General and administrative expenses	7,101	7.1%	5,976	6.0%
Depreciation and amortization expense	7,592	7.6%	7,536	7.6%
Preopening costs	—	0.0%	230	0.2%

Total operating expenses	88,143	88.1%	93,103	93.3%
Operating income	11,901	11.9%	6,707	6.7%
Interest expense, net	1,316	1.3%	1,887	1.9%

Income before provision for income taxes	10,585	10.6%	4,820	4.8%
Provision for income taxes	3,599	3.6%	1,639	1.6%

Net income	$6,986	7.0%	$3,181	3.2%

Net income per share
Basic	$0.53		$0.24
Diluted	$0.46		$0.24
Weighted average shares outstanding
Basic weighted average shares outstanding	13,161		13,029
Diluted weighted average shares outstanding	15,944		13,219
Other information:
Company operated stores open	33		32
EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants.
Total net income	$6,986		$3,181
Add back: depreciation and amortization	7,592		7,536
interest expense, net	1,316		1,887
provision for income taxes	3,599		1,639

	$19,493		$14,243

DAVE & BUSTER’S, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)
(unaudited)

	52 Weeks Ended		52 Weeks Ended
	February 1, 2004		February 2, 2003
Food and beverage revenues	$191,881	52.9%	$192,882	51.6%
Amusement and other revenues	170,941	47.1%	180,870	48.4%

Total revenues	362,822	100.0%	373,752	100.0%
Cost of revenues	68,142	18.8%	68,752	18.4%
Operating payroll and benefits	105,027	28.9%	114,904	30.7%
Other store operating expenses	111,310	30.7%	117,666	31.5%
General and administrative expenses	25,033	6.9%	25,640	6.9%
Depreciation and amortization expense	29,734	8.2%	30,056	8.0%
Preopening costs	—	0.0%	1,488	0.4%

Total operating expenses	339,246	93.5%	358,506	95.9%
Operating income	23,576	6.5%	15,246	4.1%
Interest expense, net	6,926	1.9%	7,143	1.9%

Income before provision for income taxes and cumulative effect of a change in an accounting principle	16,650	4.6%	8,103	2.2%
Provision for income taxes	5,661	1.6%	2,755	0.7%

Income before cumulative effect of a change in an accounting principle	10,989	3.0%	5,348	1.4%
Cumulative effect of a change in an accounting principle	—	0.0%	7,096	1.9%

Net income (loss)	$10,989	3.0%	$(1,748)	(0.5)%

Net income (loss) per share — basic
Before cumulative effect of a change in an accounting principle	$0.84		$0.41
Cumulative effect of a change in an accounting principle	—		(0.55)

	$0.84		$(0.14)
Net income (loss) per share — diluted
Before cumulative effect of a change in an accounting principle	$0.80		$0.40
Cumulative effect of a change in an accounting principle	—		(0.53)

	$0.80		$(0.13)
Weighted average shares outstanding
Basic weighted average shares outstanding	13,128		12,977
Diluted weighted average shares outstanding	14,646		13,404
Other information:
Company operated stores open	33		32
EBITDA, which is earnings before interest, taxes, depreciation and amortization, is used by management, bankers and investors to evaluate a company’s ability to repay debt and for compliance of certain debt covenants
Total net income (loss)	$10,989		$(1,748)
Add back: depreciation and amortization	29,734		30,056
interest expense, net	6,926		7,143
provision for income taxes	5,661		2,755
cumulative effect of a change in an accounting principle	—		7,096

	$53,310		$45,302

DAVE & BUSTER’S, INC.
Consolidated Statements of Cash Flow
(dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended	52 Weeks Ended
	February 1, 2004	February 1, 2004
Cash flows from operating activities:
Income before cumulative effect of a change in an accounting principle	$6,986	$10,989
Adjustments to reconcile income before cumulative change in an accounting principle to net cash provided by operating activities:
Depreciation and amortization	7,590	29,731
Benefit for deferred income taxes	930	864
Restricted stock awards	60	297
Gain on sale of assets	(5)	(8)
Changes in operating assets and liabilities, net of effect of business acquisitions
Inventories	307	401
Prepaid expenses	600	(660)
Other current assets	(1,245)	(382)
Other assets and deferred charges	(1,026)	(4,971)
Accounts payable	1,476	(1,606)
Accrued liabilities	140	697
Income taxes payable	1,177	2,564
Other liabilities	868	3,132

Net cash provided by operating activities	17,858	41,048
Cash flows from investing activities:
Capital expenditures	(5,373)	(24,292)
Business acquisition	—	(3,600)
Proceeds from sale of property and equipment	33	471

Net cash used in investing activities	(5,340)	(27,421)
Cash flows from financing activities:
Borrowings under long-term debt	3,098	44,825
Repayments of long-term debt	(14,439)	(57,789)
Proceeds from exercises of common stock options	236	704

Net cash used in financing activities	(11,105)	(12,260)

Increase in cash and cash equivalents	1,413	1,367
Beginning cash and cash equivalents	2,484	2,530

Ending cash and cash equivalents	$3,897	$3,897